Exhibit 99

n e w s r e l e a s e
Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery Humana Investor Relations (502) 580-3644 e-mail: Rnethery@humana.com

Tom Noland Humana Corporate Communications (502) 580-3674 e-mail: Tnoland@humana.com

Humana Inc. Reports Second Quarter 2006 Financial Results
including Earnings per Share of $0.53

•	EPS for second quarter up 8 percent versus prior year
•	Consolidated revenues up 52 percent to $5.41 billion
•	Medical membership exceeds 11 million
•	Full-year cash flow guidance raised

LOUISVILLE, KY (July 31, 2006) - Humana Inc. (NYSE:HUM) today reported $0.53 in diluted earnings per common share (EPS) for the quarter ended June 30, 2006 (2Q06), $0.19 per share higher than the mid-point of the company’s prior guidance. On a year-over-year basis, the 2Q06 EPS is 8 percent higher than the company’s EPS for the quarter ended June 30, 2005 (2Q05) of $0.49 (a). The upside in the quarter was a combination of better-than-expected performance in the company’s Medicare Advantage, commercial and TRICARE business lines, partially offset by profit margins in its Prescription Drug Plans (PDPs) moving to the low end of the projected range.

The company continues to estimate EPS for the year ending December 31, 2006 (FY06E) in the range of $2.82 to $2.88 versus $1.79 (a) for the year ended December 31, 2005 (FY05), a growth rate of approximately 60 percent. In addition to the impact of changes associated with second quarter performance, this forecast has been revised to reflect management’s updated expectations for Medicare marketing costs in the latter half of 2006. In order to maximize 2007 Medicare growth opportunities, the company now anticipates its second-half 2006 Medicare marketing costs to be approximately $0.15 per share higher than it had previously forecast.

“Strong results in our Medicare Advantage, Commercial and TRICARE businesses combined to produce second-quarter earnings that significantly surpassed our expectations,” said Michael B. McCallister, Humana’s president and chief executive officer. “We’re on track to grow revenues by 50 percent this year as we enhance our reputation as the consumer leader in health benefits and expand our Medicare business into a long-term growth engine.”

For the six months ended June 30, 2006 (1H06) the company reported $1.03 in EPS compared to $1.14 (a) for the six months ended June 30, 2005 (1H05). The year-over-year decline in year-to-date results was expected given the change in the quarterly pattern of 2006 earnings primarily driven by the introduction of the company’s stand-alone Medicare PDPs in January 2006. Higher Medicare administrative costs in 1H06 versus 1H05 also contributed to the decline in earnings from the 2005 period. Given these factors, earnings are expected to increase in the second half of the year compared to the same period in 2005.

Revenues - 2Q06 consolidated revenues rose 52 percent to $5.41 billion from $3.55 billion in 2Q05, with total premium and administrative services fees also up 52 percent compared to the prior year’s quarter. These increases were primarily the result of higher enrollment in the company’s Medicare Advantage plans and new 2006 revenues from stand-alone PDPs for Medicare beneficiaries.

1H06 consolidated revenues rose 46 percent to $10.11 billion from $6.93 billion in 1H05 with total premium and administrative services fees up 45 percent compared to the prior year’s period, also primarily driven by enrollment in the company’s Medicare Advantage plans and stand-alone PDPs.

Medical costs - The company’s medical expense ratio (medical expenses as a percent of premium revenue or MER) of 85.1 percent in 2Q06 was 130 basis points higher than that for 2Q05 as year-over-year improvement in this metric for the Commercial Segment was offset by a higher Government Segment MER. The higher MER in the Government Segment primarily results from the introduction of the stand-alone PDP results in 2006, as described more fully in the Government Segment results discussion below.

The consolidated MER for 1H06 of 84.4 percent was 60 basis points higher than the 1H05 consolidated MER of 83.8 percent, driven by the same factors affecting the 2Q06 MER.

Selling, general, & administrative (SG&A) expenses - The company’s consolidated SG&A expense ratio (SG&A expenses as a percent of premiums plus administrative services fees or SG&A expense ratio) decreased to 13.7 percent for 2Q06 from 14.0 percent (a) in 2Q05. This resulted primarily from growth in revenues which began to outpace the related increase in administrative spending on a consolidated basis during the quarter. The consolidated SG&A ratio improved 240 basis points compared to the first quarter of 2006 for this reason.

The SG&A expense ratio for 1H06 of 14.8 percent was 70 basis points higher than the 1H05 ratio of 14.1 percent (a) due to the increase in SG&A expenses associated with the Medicare expansion in the first quarter of 2006 coupled with an increase in the percentage of Commercial medical members in ASO accounts. The increase in the Medicare administrative costs results from the build out of infrastructure and support functions in advance of the anticipated continued escalation in enrollment as well as sales and marketing spending occurring in a more concentrated 2006 Medicare selling season.

Government Segment Results Summary

Pretax results:
•
Government Segment pretax earnings were $98.0 million in 2Q06 compared to $102.5 million (a) in 2Q05. This decline was anticipated because Medicare stand-alone PDP offerings changed the company’s quarterly pattern of earnings for 2006 given the medical expense patterns associated with PDP benefit designs.

•
For 1H06, pretax earnings for the Government Segment of $119.6 million were $53.4 million, or 31 percent lower than 1H05 pretax earnings for the segment of $173.0 million (a) with the first half results also impacted primarily by the new PDP offerings in 2006.

Enrollment:
•
Medicare Advantage membership rose to 959,800 at June 30, 2006, an increase of 485,500, or 102 percent, from June 30, 2005 and 218,600, or 29 percent, from March 31, 2006. The company’s expanded participation in various Medicare products and markets combined with the company’s increased sales and marketing efforts for these programs led to the higher membership level.

•	July 2006 Medicare Advantage membership approximated 990,000. The company now expects Medicare Advantage membership will approximate 1 million at December 31, 2006.
•
Membership in the company’s stand-alone PDPs totaled 3,458,800 at June 30, 2006, a sequential increase of 1.5 million, or 77 percent, primarily driven by strong sales during the final two weeks of the open enrollment period which ended on May 15, 2006. The company now anticipates stand-alone PDP membership of approximately 3.5 million at the end of 2006. The significant PDP membership growth during May is not anticipated to substantially increase the company’s net earnings for 2006. This is primarily due to the front-loaded pattern of medical spend generally associated with PDP members and the shortened time frame during which such spending would occur for these members through the remainder of 2006 given their enrollment timing.

•
As expected, TRICARE membership of 2,874,500 at June 30, 2006 was essentially unchanged from March 31, 2006. The company also anticipates no material change in TRICARE membership during 2006 compared to year-end 2005.

•
Medicaid membership of 418,500 at June 30, 2006 declined 59,400 from June 30, 2005 and 8,500 from March 31, 2006 due primarily to the non-renewal of the Illinois Medicaid contract in the third quarter of 2005 and a continuing shift of eligible Puerto Rico Medicaid members to the Medicare program.

Revenues:
•
Medicare Advantage premiums of $2.11 billion in 2Q06 increased 93 percent compared to $1.09 billion in 2Q05, primarily the result of higher enrollment, increases in per-member revenues from CMS, and the expanded geography across which Medicare Advantage products were offered. Medicare Advantage premiums per member increased 2 percent year over year during 2Q06, primarily resulting from the increase in per-member revenues from CMS, combined with an increase in the percentage of Medicare Advantage members in the company’s Private Fee-For-Service products together with a more diverse geographic mix than in the prior year. At June 30, 2006, approximately 46 percent of the company’s Medicare Advantage members were in Private Fee-For-Service plans versus 11 percent at June 30, 2005.

•	Medicare PDP premiums added $801.8 million in new revenues in 2Q06 versus 2Q05.

•
TRICARE premiums and administrative services fees during 2Q06 of $668.8 million compared to $626.6 million in 2Q05. The year-over-year increase primarily reflects a higher reimbursement for claims incurred in 2Q06 combined with revenue from favorable performance for the second option period which concluded on March 31, 2006.

Medical Expenses:
•
The Government Segment MER increased 220 basis points to 86.0 percent in 2Q06 compared to 83.8 percent in the prior year’s quarter. The increase is primarily the result of the establishment of the stand-alone PDPs in January 2006. The MER for the company’s PDP business was 92.7 percent for 2Q06.

•
The MER for stand-alone PDP offerings over each of the interim reporting periods is impacted by the recognition of benefit costs as incurred under each plan’s provisions. Different PDP designs offered by the company result in varying levels of coverage through each of the different layers of beneficiary cost responsibility. The company now anticipates an MER for the full year for its stand-alone PDPs in the range of 86 percent to 89 percent, with MER improvement expected in each quarter sequentially throughout the remainder of the year. Variables that may impact the quarterly MER for the stand-alone PDPs primarily include: (1) the timing of member enrollment, (2) the PDP offering chosen by the member, and (3) the speed with which members move through their deductibles.

SG&A Expenses:
•
The Government Segment’s SG&A expense ratio for 2Q06 of 11.5 percent was 90 basis points higher than that for 2Q05 of 10.6 percent (a) primarily driven by expenses associated with the infrastructure build out of the company’s expanded Medicare offerings. In particular, marketing expenses and service costs per member were higher year over year. On a sequential basis, the segment’s SG&A ratio improved 230 basis points primarily due to the administrative cost leverage provided by revenues associated with higher average membership for this segment.

•
The company anticipates that its SG&A expense ratio for the second half of 2006 will improve over that for 1H06 as marketing expenses decline during the Medicare Advantage lock-in period that began July 1, 2006, and the average membership associated with the Medicare expansion increases throughout the year, providing more leverage against administrative costs.

Commercial Segment Results Summary

Pretax results:
•
Results for the Commercial Segment during 2Q06 reflect pretax income of $42.3 million compared to $22.3 million (a) in 2Q05. Commercial Segment operating earnings in 2Q06 primarily reflect year-over-year improvements in medical cost utilization trends and the company’s commitment to underwriting discipline.

•
For 1H06, pretax earnings for the Commercial Segment of $152.0 million were $83.5 million, or 122 percent higher than 1H05 pretax earnings for the segment of $68.5 million (a) primarily reflecting the same drivers which impacted 2Q06 earnings performance combined with higher-than-average capital gains in the first quarter of 2006.

Enrollment:
•
Commercial Segment medical membership of 3,313,900 at June 30, 2006 increased approximately 114,200, or 4 percent, from June 30, 2005 and 54,500, or 2 percent, from March 31, 2006. The sequential increase in Commercial Segment medical membership was primarily the result of the company’s acquisition of CHA Health on May 1, 2006.

•
Membership in the company’s Smart plans and other consumer offerings increased year over year to 416,400 at June 30, 2006, representing approximately 13 percent of Commercial medical membership compared to 11 percent at June 30, 2005 and 13 percent at March 31, 2006.

Revenues:
•
Premiums and administrative services fees for the Commercial Segment decreased 1 percent to $1.64 billion in 2Q06 compared to $1.66 billion in the prior year’s quarter, as an increase in administrative services fees resulting from a 21 percent increase in ASO membership was more than offset by lower premiums due to declines in at-risk enrollment.

•
Commercial Segment medical premiums for fully insured groups increased approximately 5.5 percent on a per-member basis during 2Q06 compared to 2Q05. This increase primarily includes the effect of a greater percentage of the company’s fully-insured group block being weighted towards small groups, as its large group business becomes more weighted towards ASO. Premium yield and medical cost trends for the small group business generally include a higher level of benefit buy-downs versus larger employers. The company anticipates the FY06 range of increase in commercial premiums for fully insured group membership to be in the range of the expected increase in per-member medical costs.

Medical Expenses:
•
In 2Q06, the Commercial Segment MER of 82.9 percent was 90 basis points lower than the 2Q05 MER of 83.8 percent, again primarily reflecting improving medical cost utilization trends and the company’s commitment to underwriting discipline.

•
Per-member medical costs for commercial fully insured group accounts are now forecasted to rise in the range of 5.5 to 6.5 percent during 2006, including the effect of a greater percentage of the company’s fully-insured groups being weighted towards small employers, as discussed above.

•
The company continues to project individual components of commercial medical cost trend for 2006 will approximate as follows: inpatient hospital utilization - flat to 1 percent; inpatient and outpatient hospital rates - upper single digits; outpatient hospital utilization - low to mid single digits; physician - mid single digits; and pharmacy - high single digits to low double digits.

SG&A Expenses:
•
The Commercial Segment SG&A expense ratio of 18.8 percent for 2Q06 compares to 17.7 percent (a) in 2Q05, primarily the result of lower average fully-insured medical enrollment and an increase in the percentage of commercial medical membership related to ASO to 43 percent in 2Q06 versus 37 percent in the prior year. On a sequential basis, the segment’s SG&A ratio improved 160 basis points primarily due to progressively higher administrative cost leverage.

Cash Flows from Operations

Cash flows provided by operations for 2Q06 of $534.9 million compared to $179.3 million (a) in 2Q05. The company also evaluates operating cash flows on a non-GAAP basis (b)(c).

Cash flows from operations ($ in millions)	2Q06	2Q05(a)	1H06	1H05(a)
GAAP cash flows provided by operations	$534.9	$179.3	$1,542.8	$274.9
Timing of premium payment from CMS (c)	(257.2)	―	(1,031.7)	19.8
Non-GAAP cash flows provided by operations (b) (c)	$277.7	$179.3	$511.1	$294.7

Non-GAAP cash flows provided by operations rose to $277.7 million in 2Q06 from $179.3 million in 2Q05 driven by growth in the company’s Medicare operations. The company now expects that cash flows from operations for 2006 will be in the range of $850 million to $950 million driven by expected higher earnings over the prior year together with anticipated changes in working capital.

Footnotes

(a)
In accordance with Generally Accepted Accounting Principles (GAAP), Humana adopted the retrospective method for implementing new stock option accounting rules on January 1, 2006. Consequently, prior period results in this news release have been adjusted to retrospectively reflect the expensing of stock options.

(b)
The Company has included certain financial measures that are not in accordance with GAAP within this news release. The company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company's ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

(c)
When reviewing and analyzing Humana’s operating cash flows, company management applies the CMS premium payment in each month to match the corresponding disbursements. To do otherwise distorts meaningful analysis of the company’s operating cash flow. Therefore, decisions such as management’s forecasting and business plans regarding cash flow use this non-GAAP financial measure.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive will be available in the Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release contains forward-looking statements. The forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents filed by Humana with the Securities and Exchange Commission.
•	Form 10-K for the year ended December 31, 2005,
•	Form 10-Q for the quarter ended March 31, 2006,
•	Form 8-Ks filed during May, June, and July 2006.

About Humana

Humana Inc., headquartered in Louisville, Ky., is one of the nation’s largest publicly traded health benefits companies, with over 11 million medical members. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

Over its 45-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s Web site at www.humana.com, including copies of:

•	Annual report to stockholders;
•	Securities and Exchange Commission filings;
•	Most recent investor conference presentation;
•	Quarterly earnings news releases;
•	Replay of most recent earnings release conference call;
•	Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with research analysts and institutional investors);
•	Corporate Governance information.

Humana Inc.
GAAP Earnings Guidance Points
For the year ending December 31, 2006
As of July 31, 2006
Diluted earnings per common share	Full year: $2.82 to $2.88 Third quarter 2006: $0.95 to $1.00
Revenues
Consolidated: $21 billion to $22 billion
Medicare Advantage: $8.5 billion to $9.0 billion
Medicare stand-alone PDPs: $2.8 billion to $3.2 billion
TRICARE: $2.5 billion to $2.9 billion
Commercial: $6.5 billion to $7.0 billion

Year-end medical membership
Medicare Advantage: approximately 1 million
Medicare stand-alone PDPs: approximately 3.5 million
TRICARE: No material change from prior year
Medicaid: Down approximately 40,000 from prior year
Commercial: Up approximately 140,000 to 150,000 from prior year including the benefit of members acquired via the CHA Health acquisition

Medical costs	Medicare stand-alone PDPs: MER in the range of 86% to 89% Commercial fully insured groups: Medical cost trends in the range of 5.5% to 6.5%; premium yields in line with medical cost trends
Selling, general & administrative expenses	Consolidated SG&A expense ratio of 13% to 14%
Pretax results (1)excluding allocation of investment and other income and interest expense
Medicare Advantage: 3% to 5% pretax margin(1)
Medicare stand-alone PDPs: Approximately 1% pretax margin(1)
TRICARE: Approximately 3% to 4% pretax margin(1)
Commercial Segment: $200 million to $240 million

Cash flows from operations	$850 million to $950 million
Capital expenditures	$155 million to $165 million
Effective tax rate	Approximately 35% to 37%
Weighted average shares outstanding used to compute diluted earnings per common share	Approximately 168 million

Humana Inc.
Statistical Schedules
And
Supplementary Information
2Q06 Earnings Release

Humana Inc.
Statistical Schedules and Supplementary Information
2Q06 Earnings Release

Contents

Page	Description

S-3	2Q06 Consolidated Statements of Income
S-4	YTD Consolidated Statements of Income
S-5	Consolidated Balance Sheets
S-6	2Q06 Consolidated Statements of Cash Flows
S-7	YTD Consolidated Statements of Cash Flows
S-8	2005 Quarters Adjusted to Reflect Retrospective Application of Expensing Stock Options
S-9	2003 Through 2005 Adjusted to Reflect Retrospective Application of Expensing Stock Options
S-10	Key Income Statement Ratios and Segment Operating Results
S-11	Membership Detail
S-12	2Q06 Premiums and Administrative Services Fees Detail
S-13	YTD Premiums and Administrative Services Fees Detail
S-14	Percentage of Ending Membership under Capitation Arrangements
S-15	Detail of Medical and Other Expenses Payable Balance and Year-to-Date Changes
S-16-17	Medical Claims Reserves Statistics
S-18	Footnotes

Humana Inc.
2Q06 Consolidated Statements of Income
In thousands, except per common share results

	Three Months Ended June 30,
			Dollar	Percentage
	2006	2005 (A)	Change	Change
Revenues:
Premiums	$5,264,475	$3,446,019	$1,818,456	52.8%
Administrative services fees	83,711	66,655	17,056	25.6%
Investment income	50,567	31,131	19,436	62.4%
Other income	8,416	2,556	5,860	229.3%
Total revenues	5,407,169	3,546,361	1,860,808	52.5%
Operating expenses:
Medical	4,479,501	2,888,509	1,590,992	55.1%
Selling, general and administrative	733,863	490,919	242,944	49.5%
Depreciation	31,613	24,815	6,798	27.4%
Other intangible amortization	4,983	6,948	(1,965)	-28.3%
Total operating expenses	5,249,960	3,411,191	1,838,769	53.9%
Income from operations	157,209	135,170	22,039	16.3%
Interest expense	16,887	10,322	6,565	63.6%
Income before income taxes	140,322	124,848	15,474	12.4%
Provision for income taxes	50,833	43,436	7,397	17.0%
Net income	$89,489	$81,412	$8,077	9.9%

Basic earnings per common share	$0.55	$0.50	$0.05	10.0%
Diluted earnings per common share	$0.53	$0.49	$0.04	8.2%

Shares used in computing basic earnings per common share	163,706	161,492
Shares used in computing diluted earnings per common share	167,536	165,149

Humana Inc.
YTD Consolidated Statements of Income
In thousands, except per common share results

	Six Months Ended June 30,
			Dollar	Percentage
	2006	2005 (A)	Change	Change
Revenues:
Premiums	$9,785,961	$6,736,834	$3,049,127	45.3%
Administrative services fees	162,389	130,168	$32,221	24.8%
Investment income	149,469	61,342	$88,127	143.7%
Other income	13,715	5,242	$8,473	161.6%
Total revenues	10,111,534	6,933,586	$3,177,948	45.8%
Operating expenses:
Medical	8,263,427	5,642,242	$2,621,185	46.5%
Selling, general and administrative	1,474,749	969,959	$504,790	52.0%
Depreciation	61,465	49,621	$11,844	23.9%
Other intangible amortization	10,037	11,391	($1,354)	-11.9%
Total operating expenses	9,809,678	6,673,213	$3,136,465	47.0%
Income from operations	301,856	260,373	$41,483	15.9%
Interest expense	30,326	18,845	$11,481	60.9%
Income before income taxes	271,530	241,528	$30,002	12.4%
Provision for income taxes	98,326	53,381	$44,945	84.2%
Net income	$173,204	$188,147	($14,943)	-7.9%

Basic earnings per common share	$1.06	$1.17	($0.11)	-9.4%
Diluted earnings per common share	$1.03	$1.14	($0.11)	-9.6%

Shares used in computing basic earnings per common share	163,411	161,202
Shares used in computing diluted earnings per common share	167,430	164,823

Humana Inc.
Consolidated Balance Sheets
Dollars in thousands, except share amounts

	June 30,	March 31,	December 31,	Sequential Change
	2006	2006	2005 (A)	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$2,258,464	$1,843,405	$732,016
Investment securities	2,998,440	2,623,009	2,354,904
Receivables, net:
Premiums	767,610	763,061	723,190
Administrative services fees	14,842	21,652	15,462
Securities lending collateral	240,849	250,322	47,610
Other	778,821	517,877	333,004
Total current assets	7,059,026	6,019,326	4,206,186	$1,039,700	17.3%
Property and equipment	505,721	498,267	484,412
Other assets:
Long-term investment securities	387,362	374,583	391,035
Goodwill	1,307,650	1,265,176	1,264,575
Other	576,841	540,668	523,406
Total other assets	2,271,853	2,180,427	2,179,016
Total assets	$9,836,600	$8,698,020	$6,869,614	$1,138,580	13.1%

Liabilities and Stockholders' Equity
Current liabilities:
Medical and other expenses payable	$2,457,643	$2,169,489	$1,909,682
Trade accounts payable and accrued expenses	1,102,919	871,231	560,550
Book overdraft	271,824	275,587	280,005
Securities lending payable	240,849	250,322	47,610
Unearned revenues	1,170,278	920,678	120,489
Current portion of long-term debt	299,941	300,231	301,254
Total current liabilities	5,543,454	4,787,538	3,219,590	$755,916	15.8%
Long-term debt	784,399	601,225	513,790
Other long-term liabilities	849,952	741,498	627,360
Total liabilities	7,177,805	6,130,261	4,360,740	$1,047,544	17.1%
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
181,012,456 issued at June 30, 2006	30,170	30,085	29,843
Capital in excess of par value	1,285,399	1,264,161	1,235,888
Retained earnings	1,594,879	1,505,390	1,421,675
Accumulated other comprehensive (loss) income	(43,352)	(28,408)	24,832
Treasury stock, at cost, 15,948,235 shares at June 30, 2006	(208,301)	(203,469)	(203,364)
Total stockholders' equity	2,658,795	2,567,759	2,508,874	$91,036	3.5%
Total liabilities and stockholders' equity	$9,836,600	$8,698,020	$6,869,614	$1,138,580	13.1%

Debt to total capitalization ratio	29.0%	26.0%	24.5%

Humana Inc.
2Q06 Consolidated Statements of Cash Flows
Dollars in thousands

	Three Months Ended June 30,
			Dollar	Percentage
	2006	2005 (A)	Change	Change
Cash flows from operating activities
Net income	$89,489	$81,412
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,596	31,763
Stock-based compensation	8,471	7,646
Provision for deferred income taxes	2,479	3,124
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	3,104	(19,825)
Other assets	(174,050)	(20,154)
Medical and other expenses payable	266,956	131,501
Other liabilities	57,967	(13,949)
Unearned revenues	244,661	(22,535)
Other	(818)	304
Net cash provided by operating activities	534,855	179,287	$355,568	198.3%

Cash flows from investing activities
Acquisitions, net of cash acquired	(25,818)	(4,627)
Purchases of property and equipment	(36,712)	(31,034)
Proceeds from sales of property and equipment	18	30
Purchases of investment securities	(594,890)	(531,234)
Proceeds from maturities of investment securities	100,289	131,947
Proceeds from sales of investment securities	152,855	325,329
Change in securities lending collateral	9,473	49,680
Net cash used in investing activities	(394,785)	(59,909)	($334,876)	-559.0%

Cash flows from financing activities
Receipts from CMS contract deposits	550,868	-
Withdrawals from CMS contract deposits	(462,981)	-
Repayments under credit agreement	(300,000)	(25,000)
Proceeds from issuance of senior notes	498,545	-
Debt issue costs	(3,825)	-
Change in book overdraft	(3,763)	(10,248)
Change in securities lending payable	(9,473)	(49,680)
Common stock repurchases	(4,832)	(315)
Tax benefit from stock-based compensation	5,252	2,570
Proceeds from stock option exercises and other	5,198	6,821
Net cash provided by (used in) financing activities	274,989	(75,852)	$350,841	462.5%

Increase in cash and cash equivalents	415,059	43,526
Cash and cash equivalents at beginning of period	1,843,405	560,264

Cash and cash equivalents at end of period	$2,258,464	$603,790

Humana Inc.
YTD Consolidated Statements of Cash Flows
Dollars in thousands

	Six Months Ended June 30,
			Dollar	Percentage
	2006	2005 (A)	Change	Change
Cash flows from operating activities
Net income	$173,204	$188,147
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	71,502	61,012
Stock-based compensation	15,051	14,370
(Benefit) provision for deferred income taxes	(1,226)	11,186
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(42,957)	(26,250)
Other assets	(359,300)	(28,514)
Medical and other expenses payable	526,763	218,166
Other liabilities	172,719	(117,906)
Unearned revenues	1,044,850	(44,951)
Other	(57,778)	(400)
Net cash provided by operating activities	1,542,828	274,860	$1,267,968	461.3%

Cash flows from investing activities
Acquisitions, net of cash acquired	(25,931)	(352,726)
Purchases of property and equipment	(81,973)	(67,227)
Proceeds from sales of property and equipment	2,156	38
Purchases of investment securities	(2,258,548)	(1,245,605)
Proceeds from maturities of investment securities	1,010,397	393,612
Proceeds from sales of investment securities	712,685	759,835
Change in securities lending collateral	(193,239)	842
Net cash used in investing activities	(834,453)	(511,231)	($323,222)	-63.2%

Cash flows from financing activities
Receipts from CMS contract deposits	1,045,062	-
Withdrawals from CMS contract deposits	(736,425)	-
Borrowings under credit agreement	100,000	294,000
Repayments under credit agreement	(300,000)	(50,000)
Proceeds from issuance of senior notes	498,545	-
Debt issue costs	(3,825)	-
Change in book overdraft	(8,181)	(9,567)
Change in securities lending payable	193,239	(842)
Common stock repurchases	(4,937)	(1,691)
Tax benefit from stock-based compensation	13,656	6,225
Proceeds from stock option exercises and other	20,939	21,957
Net cash provided by financing activities	818,073	260,082	$557,991	214.5%

Increase in cash and cash equivalents	1,526,448	23,711
Cash and cash equivalents at beginning of period	732,016	580,079

Cash and cash equivalents at end of period	$2,258,464	$603,790

Humana Inc.
2005 Quarters Adjusted to Reflect Retrospective Application of Expensing Stock Options
In thousands, except per common share results

	1Q05		2Q05		3Q05		4Q05
	Reported	Adjusted (A)	Reported	Adjusted (A)	Reported	Adjusted (A)	Reported	Adjusted (A)

Revenues	$3,387,225	$3,387,225	$3,546,361	$3,546,361	$3,821,461	$3,821,461	$3,663,080	$3,663,080

Pretax income (loss):
Government	$72,224	$70,472	$104,092	$102,531	$89,557	$87,868	$57,395	$55,805
Commercial	49,463	46,208	25,215	22,317	(18,053)	(21,190)	41,821	38,869
Consolidated	$121,687	$116,680	$129,307	$124,848	$71,504	$66,678	$99,216	$94,674

Net income	$109,795	$106,735	$84,137	$81,412	$49,944	$46,807	$64,607	$61,776

Diluted earnings per common share	$0.67	$0.65	$0.51	$0.49	$0.30	$0.28	$0.39	$0.37

Shares used in computing diluted earnings per
common share	164,179	164,496	164,908	165,149	166,037	166,076	166,371	166,521

SG&A expense ratio:
Government	10.8%	10.9%	10.6%	10.6%	13.1%	13.2%	15.5%	15.6%
Commercial	17.6%	17.8%	17.5%	17.7%	20.0%	20.2%	18.1%	18.3%
Consolidated	14.1%	14.3%	13.8%	14.0%	16.2%	16.3%	16.7%	16.9%

Total assets	$6,149,593	$6,149,593	$6,277,907	$6,277,907	$6,832,421	$6,832,421	$6,869,614	$6,869,614
Total liabilities	$3,949,788	$3,916,471	$3,961,719	$3,927,862	$4,466,451	$4,432,166	$4,395,509	$4,360,740
Total stockholders' equity	$2,199,805	$2,233,122	$2,316,188	$2,350,045	$2,365,970	$2,400,255	$2,474,105	$2,508,874

Net cash provided by (used in) operating activities	$99,228	$95,573	$181,857	$179,287	$591,039	$586,006	($246,497)	($250,784)
Net cash used in investing activities	($451,322)	($451,322)	($59,909)	($59,909)	($96,395)	($96,395)	($159,650)	($159,650)
Net cash provided by (used in) financing activities	$332,279	$335,934	($78,422)	($75,852)	($119,498)	($114,465)	$159,227	$163,514

Humana Inc.
2003 Through 2005 Adjusted to Reflect Retrospective Application of Expensing Stock Options
In thousands, except per common share results

	For the year ended		For the year ended		For the year ended
	December 31, 2005		December 31, 2004		December 31, 2003
	Reported	Adjusted (A)	Reported	Adjusted (A)	Reported	Adjusted (A)

Revenues	$14,418,127	$14,418,127	$13,104,325	$13,104,325	$12,226,311	$12,226,311

Pretax income:
Government	$323,268	$316,676	$273,840	$269,063	$223,706	$221,240
Commercial	98,446	86,204	142,010	130,315	121,010	114,973
Consolidated	$421,714	$402,880	$415,850	$399,378	$344,716	$336,213

Net income	$308,483	$296,730	$280,012	$269,947	$228,934	$223,739

Diluted earnings per common share	$1.87	$1.79	$1.72	$1.66	$1.41	$1.38

Shares used in computing diluted earnings per common share	165,374	165,560	162,456	162,905	161,960	162,406

SG&A expense ratio:
Government	12.6%	12.7%	12.2%	12.3%	13.4%	13.5%
Commercial	18.3%	18.5%	16.4%	16.5%	16.9%	17.0%
Consolidated	15.3%	15.4%	14.5%	14.6%	15.4%	15.4%

Total assets	$6,869,614	$6,869,614	$5,657,617	$5,657,617	$5,379,814	$5,379,814
Total liabilities	$4,395,509	$4,360,740	$3,567,493	$3,533,369	$3,543,865	$3,510,842
Total stockholders' equity	$2,474,105	$2,508,874	$2,090,124	$2,124,248	$1,835,949	$1,868,972

Net cash provided by operating activities	$625,627	$610,082	$347,809	$344,061	$413,140	$397,921
Net cash used in investing activities	($767,276)	($767,276)	($624,081)	($624,081)	($382,837)	($382,837)
Net cash provided by (used in) financing activities	$293,586	$309,131	($75,053)	($71,305)	$179,744	$194,963

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in thousands

	Three Months Ended June 30,				Six Months Ended June 30,

				Percentage				Percentage
	2006	2005 (A)	Difference	Change	2006	2005 (A)	Difference	Change
Medical expense ratio
Government Segment	86.0%	83.8%	2.2%		85.8%	84.4%	1.4%
Commercial Segment	82.9%	83.8%	-0.9%		81.5%	83.0%	-1.5%
Consolidated	85.1%	83.8%	1.3%		84.4%	83.8%	0.6%

Selling, general, and administrative expense ratio
Government Segment	11.5%	10.6%	0.9%		12.5%	10.8%	1.7%
Commercial Segment	18.8%	17.7%	1.1%		19.6%	17.7%	1.9%
Consolidated	13.7%	14.0%	-0.3%		14.8%	14.1%	0.7%

Detail of Pretax Income
Government Segment	$97,981	$102,531	($4,550)	-4.4%	$119,553	$173,003	($53,450)	-30.9%
Commercial Segment	42,341	22,317	20,024	89.7%	151,977	68,525	83,452	121.8%
Consolidated	$140,322	$124,848	$15,474	12.4%	$271,530	$241,528	$30,002	12.4%

Detail of Pretax Margins
Government Segment	2.6%	5.5%	-2.9%		1.8%	4.9%	-3.1%
Commercial Segment	2.5%	1.3%	1.2%		4.5%	2.0%	2.5%
Consolidated	2.6%	3.5%	-0.9%		2.7%	3.5%	-0.8%

Humana Inc.
Membership Detail
In thousands

	Ending		Ending	Year-over-year Change		Ending	Sequential Change
	June 30, 2006	Average - 2Q06	June 30, 2005	Amount	Percent	March 31, 2006	Amount	Percent
Medical Membership:
Government Segment:
Medicare Advantage - HMO	457.0	453.8	418.0	39.0	9.3%	443.7	13.3	3.0%
Medicare Advantage - PPO	64.6	54.7	3.7	60.9	1645.9%	35.4	29.2	82.5%
Medicare Advantage - PFFS	438.2	379.7	52.6	385.6	733.1%	262.1	176.1	67.2%
Total Medicare Advantage	959.8	888.2	474.3	485.5	102.4%	741.2	218.6	29.5%
Medicare - PDP - Standard	2,066.5	1,755.4	-	2,066.5	100.0%	1,289.2	777.3	60.3%
Medicare - PDP - Enhanced	977.2	743.8	-	977.2	100.0%	421.0	556.2	132.1%
Medicare - PDP - Complete	415.1	355.0	-	415.1	100.0%	248.8	166.3	66.8%
Total Medicare stand-alone PDPs	3,458.8	2,854.2	-	3,458.8	100.0%	1,959.0	1,499.8	76.6%
Total Medicare	4,418.6	3,742.4	474.3	3,944.3	831.6%	2,700.2	1,718.4	63.6%
TRICARE insured	1,732.6	1,732.0	1,733.6	(1.0)	-0.1%	1,724.7	7.9	0.5%
TRICARE ASO	1,141.9	1,141.8	1,142.8	(0.9)	-0.1%	1,149.3	(7.4)	-0.6%
Total TRICARE	2,874.5	2,873.8	2,876.4	(1.9)	-0.1%	2,874.0	0.5	0.0%
Medicaid	418.5	422.2	477.9	(59.4)	-12.4%	427.0	(8.5)	-2.0%
Total Government Segment	7,711.6	7,038.4	3,828.6	3,883.0	101.4%	6,001.2	1,710.4	28.5%
Commercial Segment:
Fully insured medical:
Group	1,716.4	1,707.9	1,873.7	(157.3)	-8.4%	1,695.1	21.3	1.3%
Individual	170.0	167.7	144.0	26.0	18.1%	163.1	6.9	4.2%
Medicare supplement	6.7	6.4	3.6	3.1	86.1%	6.0	0.7	11.7%
Total fully insured medical	1,893.1	1,882.0	2,021.3	(128.2)	-6.3%	1,864.2	28.9	1.6%
ASO	1,420.8	1,411.5	1,178.4	242.4	20.6%	1,395.2	25.6	1.8%
Total Commercial Segment	3,313.9	3,293.5	3,199.7	114.2	3.6%	3,259.4	54.5	1.7%

Total medical membership	11,025.5	10,331.9	7,028.3	3,997.2	56.9%	9,260.6	1,764.9	19.1%

Specialty Membership (all Commercial Segment)
Dental - fully insured	955.6	954.2	893.7	61.9	6.9%	950.6	5.0	0.5%
Dental - ASO	496.5	496.8	488.9	7.6	1.6%	494.7	1.8	0.4%
Total dental	1,452.1	1,451.0	1,382.6	69.5	5.0%	1,445.3	6.8	0.5%
Group life	427.2	427.0	437.1	(9.9)	-2.3%	421.3	5.9	1.4%
Short-term disability	15.6	15.7	16.4	(0.8)	-4.9%	15.7	(0.1)	-0.6%
Total specialty membership	1,894.9	1,893.7	1,836.1	58.8	3.2%	1,882.3	12.6	0.7%

Humana Inc.
2Q06 Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (B)
	Three Months Ended June 30,				Three Months Ended June 30,
			Dollar	Percentage
	2006	2005	Change	Change	2006	2005
Premium revenues
Government Segment:
Medicare Advantage	$2,109,406	$1,092,442	$1,016,964	93.1%	$792	$780
Medicare stand-alone PDPs	801,755	-	801,755	100.0%	$94	-
Total Medicare	2,911,161	1,092,442	1,818,719	166.5%
TRICARE insured (C)	657,627	611,179	46,448	7.6%	$127	$117
Medicaid	129,158	134,730	(5,572)	-4.1%	$102	$94
Total Government Segment premiums	3,697,946	1,838,351	1,859,595	101.2%
Commercial Segment:
Fully insured medical	1,464,646	1,512,278	(47,632)	-3.1%	$259	$249
Specialty	101,883	95,390	6,493	6.8%	$21	$20
Total Commercial Segment premiums	1,566,529	1,607,668	(41,139)	-2.6%
Total premium revenues	$5,264,475	$3,446,019	$1,818,456	52.8%

Administrative services fees
Government segment (TRICARE-related) (C)	$11,144	$15,392	($4,248)	-27.6%	$3	$4
Commercial segment	72,567	51,263	21,304	41.6%	$13	$10
Total administrative services fees	$83,711	$66,655	$17,056	25.6%

Humana Inc.
YTD Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (B)
	Six Months Ended June 30,				Six Months Ended June 30,
			Dollar	Percentage
	2006	2005	Change	Change	2006	2005
Premium revenues
Government Segment:
Medicare Advantage	$3,830,249	$2,075,583	$1,754,666	84.5%	$808	$783
Medicare stand-alone PDPs	1,316,912	-	1,316,912	100.0%	$96	-
Total Medicare	5,147,161	2,075,583	3,071,578	148.0%
TRICARE insured (C)	1,258,381	1,173,507	84,874	7.2%	$121	$112
Medicaid	258,625	269,144	(10,519)	-3.9%	$101	$94
Total Government Segment premiums	6,664,167	3,518,234	3,145,933	89.4%
Commercial Segment:
Fully insured medical	2,918,578	3,029,672	(111,094)	-3.7%	$259	$247
Specialty	203,216	188,928	14,288	7.6%	$21	$20
Total Commercial Segment premiums	3,121,794	3,218,600	(96,806)	-3.0%
Total premium revenues	$9,785,961	$6,736,834	$3,049,127	45.3%

Administrative services fees
Government segment (TRICARE-related) (C)	$22,335	$28,794	($6,459)	-22.4%	$3	$4
Commercial segment	140,054	101,374	38,680	38.2%	$12	$10
Total administrative services fees	$162,389	$130,168	$32,221	24.8%

Humana Inc.
Percentage of Ending Membership under Capitation Arrangements

	Government Segment					Commercial Segment
June 30, 2006	Medicare Advantage	Medicare stand-alone PDPs	TRICARE	Medicaid	Total Govt. Segment	Fully insured	ASO	Total Comm. Segment	Total Medical Membership

Capitated HMO hospital system based (D)	3.4%	-	-	-	0.4%	1.8%	-	1.1%	0.6%
Capitated HMO physician group based (D)	2.5%	-	-	34.7%	2.2%	1.7%	-	1.0%	1.8%
Risk-sharing (E)	27.9%	-	-	64.6%	7.0%	2.3%	-	1.3%	5.3%
All other membership	66.2%	100.0%	100.0%	0.7%	90.4%	94.2%	100.0%	96.6%	92.3%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

June 30, 2005

Capitated HMO hospital system based (D)	7.6%	-	-	3.1%	1.3%	2.7%	-	1.7%	1.5%
Capitated HMO physician group based (D)	4.9%	-	-	35.5%	5.0%	2.4%	-	1.5%	3.4%
Risk-sharing (E)	46.1%	-	-	55.3%	12.6%	2.5%	-	1.6%	7.6%
All other membership	41.4%	-	100.0%	6.1%	81.1%	92.4%	100.0%	95.2%	87.5%
Total medical membership	100.0%	-	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Humana Inc.
Detail of Medical and Other Expenses Payable Balance and Year-to-Date Changes
Dollars in thousands

	June 30,	March 31,	December 31,	Sequential Change
	2006	2006	2005	Dollar	Percent
Detail of medical and other expenses payable
IBNR and other medical expenses payable (F)	$1,580,587	$1,313,806	$1,125,205	$266,781	20.3%
TRICARE IBNR (G)	316,251	346,774	409,413	(30,523)	-8.8%
TRICARE other medical expenses payable (H)	92,963	90,073	88,443	2,890	3.2%
Unprocessed claim inventories (I)	193,700	185,300	148,200	8,400	4.5%
Processed claim inventories (J)	128,926	83,945	83,635	44,981	53.6%
Payable to pharmacy benefit administrator (K)	145,216	149,591	54,786	(4,375)	-2.9%
Total medical and other expenses payable	$2,457,643	$2,169,489	$1,909,682	$288,154	13.3%

	Six Months Ended	Year Ended
	June 30, 2006	December 31, 2005
Year-to-date changes in medical and other expenses payable

Balances at January 1	$1,909,682	$1,422,010

Acquisitions	21,198	37,375

Incurred related to:
Current year (L)	8,449,662	11,765,662
Prior years - non-TRICARE (L)	(118,602)	(72,868)
Prior years - TRICARE (M)	(83,464)	(41,324)
Total incurred	8,247,596	11,651,470

Paid related to:
Current year	(6,708,473)	(9,979,449)
Prior years	(1,012,360)	(1,221,724)
Total paid	(7,720,833)	(11,201,173)

Balances at end of period	$2,457,643	$1,909,682

Humana Inc.
Medical Claims Reserves Statistics

Receipt Cycle Time (N)

	2006	2005	Change	Percentage Change
1st Quarter Average	16.1	16.6	(0.5)	-3.0%
2nd Quarter Average	15.8	15.9	(0.1)	-0.6%
3rd Quarter Average	-	16.7	N/A	N/A
4th Quarter Average	-	16.9	N/A	N/A
Full Year Average	15.9	16.5	(0.6)	-3.6%

Unprocessed Claims Inventories

Date	Estimated Valuation (000's)	Claim Item Counts	Number of Days on Hand
6/30/2004	$98,100	387,000	3.7
9/30/2004	$122,300	453,300	4.4
12/31/2004	$115,300	394,400	3.7
3/31/2005	$111,200	393,200	3.6
6/30/2005	$119,500	443,600	4.0
9/30/2005	$136,700	512,800	4.7
12/31/2005	$148,200	498,400	4.6
3/31/2006	$185,300	683,900	5.6
6/30/2006	$193,700	702,000	4.8

Humana Inc.
Medical Claims Reserves Statistics (Continued)

Days in Claims Payable (O) (P)
Quarter Ended	Days in Claim Payable (DCP)	Annual Change	Percentage Change	DCP Excluding Capitation	Annual Change	Percentage Change
6/30/2004	47.4	(0.5)	-1.0%	54.1	(2.1)	-3.7%
9/30/2004	51.8	4.6	9.7%	59.1	4.6	8.4%
12/31/2004	49.5	3.3	7.1%	54.8	1.6	3.0%
3/31/2005	50.5	3.1	6.5%	56.1	1.8	3.3%
6/30/2005	52.8	5.4	11.4%	58.6	4.5	8.3%
9/30/2005	54.0	2.2	4.2%	60.8	1.7	2.9%
12/31/2005	60.3	10.8	21.8%	66.6	11.8	21.5%
3/31/2006	59.1	8.6	17.0%	65.5	9.4	16.8%
6/30/2006	59.5	6.7	12.7%	65.5	6.9	11.8%

Year-to-Date Change in Days in Claims Payable (P) (Q)

			2006	2005
DCP - 4th quarter of prior year			60.3	49.5
Components of year-to-date change in DCP:
Change in claims receipt cycle time			(2.5)	0.2
Change in unprocessed claims inventories			1.1	1.0
Change in processed claims inventories			1.1	(0.4)
Change in TRICARE reserve balances			(5.5)	3.9
Change in pharmacy payment cutoff			-	1.5
Growth in Medicare PFFS membership			4.4	1.2
Growth in individual membership			0.8	0.9
Change in provider payables under risk arrangements			1.2	1.4
All other			(1.4)	1.1
DCP - current quarter			59.5	60.3

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
2Q06 Earnings Release

Footnote

(A)
Adjusted to include stock-based compensation expense. Under SFAS 123R, which the company adopted effective January 1, 2006 using the modified retrospective method, stock-based compensation expense is recognized based on the grant date fair value over the vesting period.

(B)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(C)	TRICARE revenues are not contracted on a per member basis.
(D)
In a limited number of circumstances, the company contracts with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, the company generally agrees to reimbursement rates that target a medical expense ratio ranging from 82% to 89%. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such hospitals and physicians for services rendered to their HMO membership.

(E)
In some circumstances, the company contracts with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership. Although these arrangements do include capitation payments for services rendered, the company processes substantially all of the claims under these arrangements.

(F)
IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other medical expenses payable includes amounts payable to providers under capitation arrangements.

(G)	TRICARE IBNR decreased due to favorable development as more fully discussed in Footnote M below.
(H)
TRICARE other medical expenses payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as receivables in the company's balance sheet).

(I)
Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed. TRICARE claim inventories are not included in this amount as an independent third party administrator processes all TRICARE medical claims on the company's behalf. Reserves for TRICARE unprocessed claims inventory are included in TRICARE IBNR.

(J)
Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.

(K)
The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 10 days (10th & 20th of month) and the last day of the month.

(L)	The impact of any change in "incurred related to prior years" claims is offset as the company re-establishes such amounts in the "incurred related to current year".
(M)
Changes in estimates of TRICARE incurred claims for prior years recognized during 2006 and 2005 resulted primarily from claim costs and utilization levels developing favorably from the levels originally estimated for the second half of the prior year. As a result of substantial risk-sharing provisions with the Department of Defense and with subcontractors, any resulting impact on operations from the change in estimates of incurred related to prior years is substantially reduced, whether positive or negative.

(N)
The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company’s largest claim processing platforms representing approximately 82% of the company's fully insured claims volume. Pharmacy claims are excluded from this measurement.

(O)
A common metric for monitoring medical claim reserve levels relative to the medical claims expense is days in claims payable, or DCP, which represents the medical claim liabilities at the end of the period divided by average medical expenses per day in the quarterly period. Since the company has some providers under capitation payment arrangements (which do not require a medical claim IBNR reserve), the company has also summarized this metric excluding capitation expense.

(P)	Excludes the impact of Medicare stand-alone PDPs.
(Q)
DCP fluctuates due to a number of issues, the more significant of which are detailed in the rollforward of DCP from the fourth quarter of the prior year. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter.